CAMDEN PROPERTY TRUST
SHORT TERM INCENTIVE PLAN

        1.     Purpose. The purpose of the Camden Property Trust Short Term Incentive Plan (the "Plan") is to provide Executives of Camden Property Trust (the "Company") and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

        2.     Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

               (a)   "Award" shall mean a cash payment.

               (b)   "Board" shall mean the Board of Trust Managers of the Company.

               (c)   "Change in Control" shall have the meaning set forth in the 2002 Share Incentive Plan of Camden Property Trust.

               (d)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

               (e)   "Committee" shall mean the Compensation Committee of the Board, which shall consist of two or more Trust Managers, each of whom shall be an "outside director" within the meaning of Code Section 162(m) and the regulations promulgated thereunder.

               (f)   "Covered Employee" shall mean a "covered employee" within the meaning of Code Section 162(m).

               (g)   "Disability" shall mean a disability as determined under the Company's long-term disability plan (as applicable to a Participant).

               (h)   "Executive" shall mean any manager of the Company or any affiliate holding a position at or above the vice president level or any salary grade level that the Committee determines, in its sole discretion, is the equivalent thereof.

               (i)   "FFO" shall mean the net income of the Company (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

               (j)   "Net Income" shall mean the net income of the Company as determined under generally accepted accounting principles, excluding (i) extraordinary items (net of applicable taxes); (ii) cumulative effects of changes in accounting principles; (iii) securities gains and losses (net of applicable taxes); and (iv) nonrecurring items (net of applicable taxes) including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring charges, gains and losses from qualified benefit plan curtailments and settlements and income or expenses related to deferred tax assets.

               (k)   "Participant" shall mean any person selected by the Committee to participate in the Plan.

               (l)   "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

               (m)   "Plan Year" shall mean the Company's fiscal year.

               (n)   "Retirement" shall mean a termination of employment after the attainment of age 65.

               (o)   "Target Award" shall mean an Award level that may be paid if certain performance criteria are achieved in the Plan Year.

        3.     The Committee.

               (a)   The Plan shall be administered by the Committee. The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration, subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Committee (or any subcommittee thereof) shall have the exclusive authority to exercise any such power with respect to Awards to which Section 6 is applicable. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

               (b)   Except as limited by law or by the Company's organizational documents, and subject to the provisions herein, the Committee shall have full power to select the Executives who shall participate in the Plan; determine the size and types of Target Awards and Awards; determine the terms and conditions of Target Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Section 6 herein) amend the terms and conditions of any outstanding Target Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

                (c)   All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

                (d)   Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's organizational documents, as a matter of law or otherwise or any power that the Company may have to indemnify them or hold them harmless.

        4.     Eligibility.

                (a)   Executives employed by the Company or any of its affiliates during a Plan Year in active employment are eligible to be Participants under the Plan for such Plan Year (whether or not so employed at the date an Award is made) and may be considered by the Committee for an Award. Participation in the Plan shall be determined by the Committee.

                (b)   Executives who are chosen to participate in any given Plan Year shall be so notified by the Committee in writing and shall be apprised of the performance measure(s), performance goal(s) and Target Award for the relevant Plan Year, as soon as is practicable.

                (c)   An Executive is not rendered ineligible to be a Participant by reason of being a member of the Board.

                (d)   An Executive who becomes eligible after the beginning of a Plan Year may participate in the Plan, and all Awards for such year will be paid pro rata based on the number of days such Executive participated in the Plan.

        5.     Awards.

                (a)   Prior to the beginning of each Plan Year, the Committee will establish (i) Target Awards for Participants and (ii) the performance criteria to be applicable to Awards for each Plan Year. The performance criteria utilized by the Committee may be based on individual performance, net cash provided by operating activities, earnings per share from continuing operations, FFO per share or per diluted share, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, share price appreciation, total shareholder return (measured in terms of share price appreciation and dividends, cost control, other financial objectives, tenant satisfaction indicators, operational efficiency measures and other measurable objectives tied to the Company's success or such other criteria as the Committee may determine.

                (b)   Once established, performance goals normally shall not be changed during the Plan Year. However, except as provided in Section 6 below, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Plan Year, as such goals apply to the Target Award of specified Participants. In addition, the Committee shall have the authority to reduce or eliminate the Award determinations, based upon any objective or subjective criteria it deems appropriate. Notwithstanding any other provision of the Plan, in the event of any change in corporate capitalization, such as a share split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of shares or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the Target Award and/or the performance measures or performance goals related to then-current Plan Year, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that subject to Section 6 below, no such adjustment shall be made if it would eliminate the ability of the Target Award held by Covered Employees to qualify for the "performance-based" exception under Code Section 162(m).

                (c)   Payment of Award amounts will be made by the Company at the direction of the Committee following the end of each Plan Year. Awards shall be paid as soon as practicable after the Plan Year. The Award amount with respect to a Participant shall be determined in the sole discretion of the Committee, or, in the case of an Award to a Participant who is not a Covered Employee, in the sole discretion of such person or committee empowered by the Committee or the Board.

                (d)   The determination of the Award amount for each Participant shall be made at the end of each Plan Year and may be less than (including no Award) or, subject to Section 6 in the case of a Participant who is a Covered Employee, greater than the Target Award.

                (e)   The Committee may establish guidelines governing the maximum amount of Awards that may be earned by Participants (either in the aggregate, by Participant class or among individual Participants) in each Plan Year. The guidelines may be expressed as a percentage of Company-wide goals or financial measures or such other measures as the Committee may from time to time determine.

                (f)   The Committee may establish minimum levels of performance goal achievement, below which no payouts of Awards shall be made to any Participant.

        6.     Awards To Covered Employees.

                (a)   The provisions of this Section 6 shall apply only to Covered Employees (and any other Executives described in subsection (b) below). In the event of any inconsistencies between this Section 6 and the other Plan provisions as they pertain to a Covered Employee, the provisions of this Section 6 shall control.

                (b)   If the Committee determines at the time a Target Award is established for a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 6 is applicable to such Award under such terms as the Committee shall determine.

                (c)   If an Award is subject to this Section 6, then the payment of cash pursuant thereto shall be subject to the Company having a level of Net Income or FFO (as determined by the Committee) for the applicable Plan Year set by the Committee within the time prescribed by Code Section 162(m) or the regulations thereunder in order for the level to be considered "pre-established." The Committee may, in its discretion, reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, FFO per diluted share, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, share price appreciation, total shareholder return (measured in terms of share price appreciation and dividend growth) or cost control, of the Company or the affiliate or division of the Company for or within which the Participant is primarily employed.

                (d)   Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Section 6, nor may it waive the achievement of the Net Income/FFO requirement contained in Section 6(c), except in the case of the death or disability of the Participant.

                (e)   Prior to the payment of any Award subject to this Section 6, the Committee shall certify in writing that the Net Income/FFO requirement applicable to such Award was met.

                (f)   The Committee shall have the power to impose such other restrictions on Awards subject to this Section 6 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Code Section 162(m)(4)(C), the regulations promulgated thereunder and any successors thereto.

                (g)   Unless otherwise provided by an Award's terms, and unless a deferral election is made by a Participant pursuant to subsection (h) below, each Participant's Award shall be paid in cash, in one lump sum, within 45 calendar days after the end of each Plan Year.

                (h)   The Committee may permit (or require, if necessary, to preserve full deductibility under Code Section 162(m)) a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due pursuant to his Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

        7.     Termination of Employment.

                (a)   In the event a Participant's employment is terminated by reason of death, Disability or Retirement, the Award determined in accordance with Section 5 or Section 6, as applicable, shall be reduced to reflect participation prior to termination only. The reduced award shall be determined by multiplying said Award by a fraction, the numerator of which shall be the number of days of employment in the Plan Year through the date of employment termination, and the denominator of which shall be 365. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Award thus determined shall be paid within seventy-five (75) calendar days following the end of the Plan Year in which employment termination occurs.

                (b)   In the event a Participant's employment is terminated for any reason other than death, Disability or Retirement (of which the Committee shall be the sole judge), all of the Participant's rights to an Award for the Plan Year then in progress shall be forfeited. However, except in the event of an involuntary employment termination for Cause, the Committee, in its sole discretion, may pay a prorated award for the portion of the Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

        8.     Limitations and Reservations.

                (a)   No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

                (b)   No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

                (c)   The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

                (d)   Awards under the Plan will, to the extent provided therein, be included in base compensation or covered compensation under the retirement programs of the Company for purposes of determining pensions, retirement and death related benefits.

                (e)   Notwithstanding any contrary provision of the Plan, the maximum amount which may be paid to a Participant in any fiscal year is $5 million.

        9.     Rights of Participants.

                (a)   Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

                (b)   No right or interest of any Participant in the Plan may be alienated, assigned or otherwise transferred, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

        10.     Change in Control.   In the event of a Change in Control, each Participant shall be entitled to receive (a) the greater of (i) such Participant's Target Award for the then current Plan Year or (ii) the estimated actual performance as of the date of the Change in Control, projected to the end of such Plan Year, as determined by the Compensation Committee, multiplied by (b) the number of days within such Plan Year prior to the effective date of the Change in Control divided by 365. Such amount shall be paid in cash to each Participant within 30 days after the effective date of the Change in Control.

        11.     Designation Of Beneficiaries.    A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

        12.     General.

                (a)   The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. The Senior Vice President of Finance and Chief Financial Officer of the Company or his delegate (or any successor to such officer's responsibilities) shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by law or government regulation. Such a modification may affect present and future Participants. For purposes of this Section, a change to the Plan that affects any Award to a Covered Employee shall not be a minor or administrative change.

                (b)   The Plan, and all agreements hereunder, shall be governed by the laws of the State of Texas and applicable Federal law.

                (c)   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

                (d)   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                (e)   All costs of implementing and administering the Plan shall be borne by the Company.

                (f)   All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

                (g)   The Plan shall become effective as of February 5, 2002 and shall terminate on February 5, 2012 or at such earlier date as may be determined by the Board in accordance with Section 9.